Exhibit 10.3

C&Co Europe Acquisition LLC

c/o Erica Delforno

The Bancorp

712 Fifth Avenue, 11th Floor

New York, NY 10019

March 10, 2017

Institutional Financial Markets, Inc.

2929 Arch Street, 17th Floor

Philadelphia, PA 19104-2868

Re:          Termination of Share Purchase Agreement

Ladies and Gentlemen:

Reference is made to the Share Purchase Agreement by and between IFMI, LLC, a Delaware limited liability company (“Seller”), and C&Co Europe Acquisition LLC, a Delaware limited liability company (“Buyer”), dated August 19, 2014 (as amended by that certain letter (the “First Extension”) from Seller to Buyer dated March 26, 2015 and again by that certain letter (the “Second Extension”) from Seller to Buyer dated June 30, 2015 (the “Agreement”). The transactions contemplated by the Agreement have not been consummated and, as the Transaction Deadline (as defined in the Agreement) has passed, Buyer desires to exercise its right to terminate the Agreement in accordance with its terms.

Therefore, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows (the “Termination Agreement”):

1.              Pursuant to Section 9.1(b) of the Agreement, the Buyer hereby terminates the Agreement, effective immediately (the “Termination Date”) and, other than Article X of the Agreement which survives termination of the Agreement, shall be of no further force or effect whatsoever. Neither party to the Agreement shall have any further obligations under the Agreement and the only remaining obligations of the parties with respect to the Agreement and the transactions contemplated by the Agreement are as set forth, and/or provided for, in this Termination Agreement.

2.              As a result of Buyer’s termination of the Agreement under Section 1 of this Termination Agreement, and pursuant to Section 4 of the Second Extension, (i) Daniel G. Cohen is obligated to  pay $600,000 (the “European Sale Agreement Termination Fee”) to Seller in respect of a portion of the legal and financial advisory fees and expenses incurred by Seller and the Special Committee (as defined in the Agreement) (including fees paid by Seller to members of the Special Committee) in connection with the transactions contemplated by the Agreement since April 1, 2014 and (ii) the Employment Agreement Amendment attached as Exhibit A to the Second Extension shall, automatically and without further action by the parties, become effective. The expense reimbursement and the effectiveness of the Employment Agreement Amendment shall be the exclusive remedies of Seller for any breach of or failure to perform or comply with the Agreement by Buyer, or any breach of or failure to perform or comply with the Second Extension by Buyer or Daniel G. Cohen.  Daniel G. Cohen’s obligation to pay the European Sale Agreement Termination Fee is hereby deemed to be offset in full by Seller’s obligation to pay the $600,000 “Transaction Fee” payable by Seller to DGC Family Fintech Trust pursuant to the Securities Purchase Agreement, dated as of the date hereof, by and among Seller and DGC Family Fintech trust, and solely for purposes of Article VI and Sections 7.3, 7.4, 7.5 and 7.6 thereof, Institutional Financial Markets, Inc.

3.              Buyer and Seller, each on behalf of itself and each of its respective subsidiaries, controlled affiliates successors and assigns of each of them does, to the fullest extent permitted by applicable law, hereby fully release, forever discharge and covenant not to sue any other party, any of their respective successors, subsidiaries, affiliates, assignees, representatives and advisors, from and with respect to any and all liability, claims, rights, actions, causes of actions, suits, liens, obligations, accounts, debts, demands, agreements, promises, controversies, costs, charges, damages, expenses and fees (including attorney’s, financial advisor’s or other fees), arising out of the Agreement and/or the transaction contemplated by the Agreement.

[Signature page follows]

Please evidence your agreement to the foregoing by executing this Termination Agreement below, whereupon this Termination Agreement shall constitute a binding obligation of each of the parties.

Very truly yours,

C&CO EUROPE ACQUISITION LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer

/s/ Daniel G. Cohen
Daniel G. Cohen

ACKNOWLEDGED AND AGREED:

IFMI, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer